EXHIBIT 99.1

Salt Lake City, Utah - In the second calendar quarter (2Q) and first half (1H) of 2008, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	(1%)	(2%)
Gross Profit:	(2%)	(3%)
Operating Income:	(1%)	(3%)
Net Income:	(3%)	(3%)
Earnings Per Share:	(1%)	(1%)

In 2Q 2008 and 1H 2008, UTMD achieved the following profit margins:

	2Q 2008 (April – June)	1H 2008 (January – June)
Gross Profit Margin (gross profits/ sales):	55.1%	54.8%
Operating Profit Margin (operating profits/ sales):	37.9%	37.4%
Net Profit Margin (profit after taxes/ sales):	26.9%	27.2%

Revenues in the 2Q 2008 improved by $225 (dollar amounts in thousands, except for per-share amounts) over 1Q 2008 primarily because obstetrics sales increased by $165. Comparing 2Q 2008 sales to 2Q 2007 sales in product categories, neonatal product sales were about the same, obstetrics product sales were down 7%, gynecology/ electrosurgery product sales were up 2% and blood pressure monitoring/ components sales were up 1%.  Domestic sales in 2Q 2008 were down 4%, while international sales were up 4% compared to 2Q 2007.

Comparing 1H 2008 sales to 1H 2007 sales in product categories, neonatal product sales were up 1%, obstetrics product sales were down 16%, gynecology/ electrosurgery product sales were up 1% and blood pressure monitoring/ components sales were up 9%.  The 2008 decline in U.S. obstetric product sales slowed to 7% in 2Q 2008 from 24% in 1Q 2008, compared to sales in the same periods in 2007.  Obstetrics sales were $681 lower in 1H 2008 than in 1H2007.  However, UTMD’s total 1H 2008 sales were only $324 lower because of growth in other product categories and in international sales.

UTMD’s gross profit margin (GPM) in 2Q 2008 was back above 55% after two prior quarters below 55%, for three reasons: 1) higher sales volume which diluted fixed costs, 2) transfer of work from Ireland to Utah, a lower marginal cost center, and 3) selective price increases. Despite substantial cost increases in plastic resins, transportation costs, and wages, UTMD expects to achieve gross margins of about 55% for the remainder of the year. Management estimates that UTMD’s 2008 GPM may be about a half percentage point lower than the 55.4% achieved in 2007.  Even with slightly lower sales and GPM compared to 2007, UTMD’s 2Q 2008 operating profit margin increased because operating expenses declined by $65 to 17.2% of sales, compared to 17.9% of sales in 2Q 2007.  A beneficial aspect of losing GPO contracts is not having to pay GPO administrative fees. GPO fees in 2Q 2008, which are included in sales and marketing operating expenses, were $20 lower than in 2Q 2007.  For the year, UTMD management now expects it can achieve operating expenses as a percentage of sales about a half percentage point lower than in 2007.  Therefore, for 2008 as a whole, the lower operating expense ratio will offset the expected lower GPM, resulting in an operating profit margin about the same as in 2007, which was 37.7% of sales.  If the positive sales trend continues for the 2H of 2008, operating profits for the year 2008 may be about the same as in 2007, even though obstetrics product sales are likely to be about $1,000 lower.

Even though 2Q 2008 operating income was about the same as in 2Q 2007, Income Before Tax and Net Income were lower because earnings on the Company’s invested cash was $125 lower as a result of lower interest income.  Earnings per share (eps) were not down as much as Net Income because of UTMD’s continuing open market share repurchases.  Eps for the most recent 4 calendar quarters were $1.97, compared to $1.99 at the same time last year.

Financial ratios as of June 30, 2008 which may be of interest to shareholders follow:
1)  Current Ratio = 9.9
2)  Days in Receivables (based on 2Q sales activity) = 50
3)  Average Inventory Turns (based on 2Q CGS) = 3.5
4)  Year-to-Date ROE = 10% (after dividends); 19% (prior to payment of dividends)

A summary of 1H 2008 capital uses, excluding routine operations, follows:

Cash used to repay Ireland Bank Loan:	$ 1,011
Cash used to pay 1H 08 dividends:	$ 1,754
Cash used to repurchase UTMD shares:	$ 1,351

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 36,700 in 2Q 2008 compared to 59,600 in 2Q 2007, and 39,600 in 1H 2008 compared to 66,100 in 1H 2007.  The actual number of outstanding shares at the end of 2Q 2008 was 3,871,000 which included 2Q option exercises of 800 shares and 2Q share repurchases of 15,200.  The average price paid by the Company to repurchase shares in the open market during 2Q 2008 was $28.18 including commissions. Year-to-date purchases through 1H 2008 have been 46,600 shares at an average per share cost of $28.99. The total number of outstanding unexercised employee and outside director options at June 30, 2008 was 218,800 shares at an average exercise price of $22.87 per share, including shares awarded but not vested. This compares to 223,100 unexercised option shares outstanding at the end of 2Q 2007.

Investors are cautioned that this press release contains forward looking statements, and that actual results or events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include clinical acceptance of products, access to the hospital marketplace that may become restricted at any time by administrative Group Purchasing Organization agreements, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.  The SEC Form 10-Q for 2Q 2008 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2008	2Q 2007	Percent Change
Net Sales	$7,115	$7,211	(1.3%)
Gross Profit	3,921	4,005	(2.1%)
Operating Income	2,698	2,717	(0.7%)
Income Before Tax	2,886	3,031	(4.8%)
Net Income	1,917	1,985	(3.4%)
Earnings Per Share	$0.490	$0.497	(1.4%)
Shares Outstanding (diluted)	3,913	3,995

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2008	1H 2007	Percent Change
Net Sales	$14,005	$14,329	(2.3%)
Gross Profit	7,671	7,942	(3.4%)
Operating Income	5,238	5,408	(3.1%)
Income Before Tax	5,630	6,022	(6.5%)
Net Income	3,808	3,929	(3.1%)
Earnings Per Share	$0.971	$0.981	(1.0%)
Shares Outstanding (diluted)	3,921	4,004

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2008	(unaudited) MAR 31, 2008	(audited) DEC 31, 2007	(unaudited) JUN 30, 2007
Assets
Cash & Investments	$21,272	$22,123	$22,372	$21,082
Receivables, Net	4,000	4,073	3,905	4,124
Inventories	3,758	3,642	3,153	3,231
Other Current Assets	732	768	501	658
Total Current Assets	29,762	30,606	29,931	29,095
Property & Equipment, Net	8,793	8,883	8,606	8,317
Intangible Assets, Net	7,429	7,441	7,449	7,447
Total Assets	$45,984	$46,930	$45,986	$44,859
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$2,642	$3,292	$2,742	$2,815
Current Portion of Note Payable	378	449	423	440
Total Current Liabilities	3,020	3,741	3,165	3,255
Note Payable (excluding current portion)	2,991	3,687	3,689	4,041
Deferred Income Taxes	403	461	343	314
Stockholders’ Equity	39,570	39,041	38,789	37,249
Total Liabilities & Shareholders’ Equity	$45,984	$46,930	$45,986	$44,859